Exhibit 99.1
Levitt Corporation Reports Financial Results
For The Third Quarter 2006
     FORT LAUDERDALE, FL — November 7, 2006 — Levitt Corporation (NYSE: LEV) today announced financial results for the third quarter 2006. For the three-month period ending September 30, 2006, Levitt Corporation reported net income of $3.0 million, or $0.15 per diluted share, compared to net income of $10.7 million, or $0.53 per diluted share, reported in the third quarter 2005. Year-to-date, the company reported net income of $1.6 million, or $0.07 per diluted share, compared to net income of $46.6 million, or $2.32 per diluted share, for the first nine months of 2005.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “This remains one of the most difficult periods for the U.S. housing market in over a decade and Levitt’s results reflect the challenges of the current operating environment. The homebuilding trends in Florida, where most of our inventory is concentrated, continues to be severely impacted as evidenced by slowing demand, declining new orders, lower conversion rates, and an increase in forfeited deposits on homes under contract. The duration of these adverse market conditions is uncertain and may continue for some time. As a result, higher selling expenses are being incurred for advertising, outside brokers and other expenditures aimed at increasing traffic to our sales centers. Selling, general and administrative costs (SG&A), inventories and debt have also increased as we have opened new communities and also diversified into new markets in Georgia and South Carolina during the past year. Our previously discussed operating initiatives called for increased costs resulting in lower earnings as we build a platform for the future. We remain committed to our strategic initiatives and are confident our investment in these programs and our operating platform will prove advantageous in the current market as well as in achieving enhanced shareholder value when the market returns to normal levels of growth.
Homebuilding Division:
     “Total revenue from sales of real estate for the third quarter of 2006 increased 10.8% to $122.6 million, up from $110.7 million earned in the corresponding 2005 period. Net new orders decreased 19.3% to 196 units in the third quarter of 2006 from 243 units in the comparable 2005 period, mirroring the sales trends recently reported by several other public home builders, while the cancellation rate

(defined as cancellations divided by gross sales) increased to 36% from 21% in the third quarter 2005. Demand in our active adult communities, which constitutes 67% of our unsold lot inventory, experienced continued softness in Florida as buyers appeared to remain concerned about their ability to sell their existing homes; however, sales at our projects in Atlanta and Myrtle Beach continue to meet our expectations. Average selling prices for new orders in the third quarter of 2006 were $347,000, up from $340,000 in the comparable 2005 period.
     “At the close of the quarter, our homebuilding division had a backlog of 1,592 homes. While this is 6.5% lower than the 1,703 homes in backlog at September 30, 2005, higher selling prices within our communities yielded a 12.1% increase in backlog value to $554.6 million, up from $494.8 million in the third quarter of 2005. The average sales price of the homes in backlog for this quarter increased 19.6% to $348,000, up from $291,000 in the third quarter of 2005. During the third quarter of 2006, deliveries declined to 403 units, versus 439 units delivered in the comparable 2005 quarter. Completed spec inventory consisted of only 40 units at the end of the quarter, with an additional 138 spec units in various stages of construction.
     “Margin percentage (defined as sales of real estate, minus cost of sales of real estate, divided by sales of real estate) was 19.2% this quarter, versus 21.2% in the comparable 2005 quarter and 20.5% in the second quarter of 2006. SG&A as a percent of total homebuilding revenues were approximately 17.3% in the quarter, versus 12.3% in the third quarter of 2005. The increase reflected the effect of added compensation expense associated with higher average headcount and recruitment costs, advertising and costs associated with new communities that are not expected to generate revenue until 2007. Further, we recorded a charge of $900,000 in the third quarter in connection with an approximate 11% reduction in workforce in July 2006, and other retirement costs and retention programs. Annual cash savings from the July workforce reduction are anticipated to total approximately $4.2 million.
     “We are responding to the market by increasing our marketing efforts through website enhancements and advertising, new products, and various pricing programs designed to stimulate traffic, improve conversion rates and minimize cancellations. We are attempting to balance the level of incentives in each of our communities relative to the outstanding sales contracts in order to protect our backlog. Further, we are renegotiating contracts with our suppliers to reduce costs. In an effort to improve sales productivity, our training program, ‘Levitt University’, provided sales training to all of our sales associates during the third quarter. We believe that this training provided our sales force with an opportunity to refresh their skills in lead development, overcoming objections, and closing sales. This training will continue into the fourth quarter with additional focus on individual skills development.

     “We are pleased to report that in October we successfully converted our three separate technology systems into Oracle’s JD Edwards enterprise system. At the same time, we also implemented Hyphen Solution’s Build Pro, a construction scheduling and vendor management system that works in tandem with JD Edwards. We anticipate that these systems will provide tools for improvements in cycle time, vendor relations and customer service while facilitating the conversion to a purchase order based process leading to improved cost controls. Additionally, we have also filled most of our open leadership positions with the addition of senior executives in Construction, Purchasing/Supply Chain, Marketing, and Human Resources. A number of these individuals have joined us from national homebuilders, bringing additional expertise to our company as we manage the challenges presented by the current market environment. We are still seeking a senior sales executive and hope to fill that position in the fourth quarter.
     “Given the current slowdown in the marketplace, we have significantly slowed our land purchases in order to maintain our capital base. We believe there will be attractive opportunities for land acquisitions as the market price for land adjusts to reflect reduced home sales activity.
     “In October, Levitt and Sons® opened Seasons at Seven Hills, a 730-home active adult community in the Atlanta region within the Cousins Properties’ multi-generational Seven Hills community. We believe Levitt’s Seven Hills community offers an idyllic rural setting while still close to the conveniences of Atlanta proper. It is planned to feature Levitt’s signature amenity package including a grand clubhouse, an outdoor amphitheater, a full fitness center, a horticulture center with a greenhouse, and clay, all-weather tennis courts designed and managed by tennis great Dick Stockton.
Land Division:
     “Revenue from land sales was $8.3 million for the third quarter compared to $17.9 million during the same 2005 period. During the quarter, 29 acres were sold with a margin of 42.7%. Total SG&A increased to $4.3 million during the quarter from $2.4 million for the same 2005 period. This increase reflects an additional headcount in support of new commercial development operations and at the Tradition™ South Carolina project, higher advertising and marketing costs, and an increase in property taxes. The backlog in Levitt’s land division at September 30, 2006 consisted of contracts for the sale of 69 acres at Tradition™ Florida with a sales value of $20.3 million.
     “Core Commercial Group began vertical construction of an approximate 500,000 square-foot, 80 acre ‘power center’, the Landing at Tradition™ Florida. The Landing at Tradition™ Florida, which is anticipated to open in time for the 2007 holiday shopping season, will feature popular retailers including Target, which purchased its site, and Bed Bath & Beyond, Michaels, ULTA Salon Cosmetics, and a 45,000 square foot LA Fitness health club, all of whom have entered into lease agreements. In addition to these national retail chains, the Landing at Tradition™ Florida will also include Riverside Bank and Harbor Federal.
     “In what is believed to be one of the largest economic development deals in Port St. Lucie history, the Torrey Pines Institute for Molecular Studies (TPIMS) announced its intention to establish Florida headquarters in Tradition, creating nearly 190 high-paying jobs over time and further cementing the Treasure Coast as a destination for biotech industry. TPIMS will be the first major tenant in Tradition’s planned employment corridor.
     “In early October, Core Communities held the pre-opening celebration at Tradition™ South Carolina’s 2,100 acre Phase One. The two day pre-opening was widely attended drawing over 6,000 visitors to the community. Once completed, Tradition™ South Carolina will encompass 5,390 acres comprising approximately 9,500 homes and town homes, and up to 1.5 million square feet of commercial space. In addition, to the Tommy Fazio designed golf course currently under construction, Tradition™ South Carolina is expected to also include a town square with shopping opportunities and amenities’ such as a state-of-the-art fitness center with a spa and fitness classes, indoor and outdoor pools, a baseball diamond, a playground, in addition to an abundance of natural beauty and natural resources provided by its 1,700 acres of wetlands. Located in Hardeeville, north of U.S. 278 and east of Interstate I-95, Tradition™ South Carolina is anticipated to be an ideally located community for retirees and baby boomers, along with families desiring close proximity to both Hilton Head and Savannah.
Other Operations:
      “Other Operations consist of the activities of Levitt Commercial, the company’s parent company operations, earnings from investments in Bluegreen and other real estate investments and joint ventures. SG&A expenses for the third quarter 2006 increased to $7.1 million compared with $3.9 million in connection with higher headcount, costs associated with systems development and human resource initiatives, and stock option expense, which totaled approximately $1.0 million with no comparable expense in the prior year. Based on our ownership interest of approximately 31% of the outstanding shares of Bluegreen, income associated with our investment in Bluegreen was $6.9 million for the third quarter of 2006 compared to earnings of $6.0 million in the corresponding 2005 period.”

Levitt Corporation Selected Financial Data (Consolidated)
Third Quarter, 2006 Compared to Third Quarter 2005
•	Total revenues of $131.9 million vs. $129.5 million

•	Net income of $3.0 million vs. $10.7 million

•	Diluted earnings per share of $0.15 vs. $0.53

•	SG&A as a percent of total revenue was 24.8% vs. 15.5%

•	Homes delivered (units) of 403 vs. 439

•	New orders (units) of 196 vs. 243

•	New orders (value) of $68.1 million vs. $82.7 million

•	Homebuilding backlog (units) of 1,592 vs. 1,703

•	Homebuilding backlog (value) of $554.6 million vs. $494.8 million

•	Land Division backlog (value) of $20.3 million vs. $43.4 million
Year-To-Date, 2006 Compared to Year-To-Date, 2005
•	Total revenues of $390.1 million vs. $437.3 million

•	Net income of $1.6 million vs. $46.6 million

•	Diluted earnings per share of $0.07 vs. $2.32

•	SG&A as a percent of total revenue was 23.1% vs. 14.3%

•	Homes delivered (units) of 1,234 vs. 1,388

•	New orders (units) of 1,034 vs. 1,277

•	New orders (value) of $354.8 million vs. $381.9 million

Levitt Corporation will also host an investor and media teleconference call and webcast on Wednesday, November 8, 2006, at 11:00 a.m. Eastern Time.

Teleconference Call Information:
     To access the teleconference call in the U.S. and Canada, the toll free number to call is 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers should reference PIN number 9835669.
     A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m., December 8, 2006. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. Domestic and international callers should reference PIN number 9835669.
Webcast Information:
     To listen to the live and/or archived webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link or go directly to http://www.visualwebcaster.com/event.asp?id=36411. The archive of the teleconference call will be available through 5:00 p.m., December 8, 2006.
     Levitt Corporation’s third quarter 2006 earnings results press release and financial summary will be available on its website: www.levittcorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.
About Levitt Corporation:
Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 77 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, Tennessee, and South Carolina. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is Tradition TM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition TM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of Tradition TM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South

Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
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Levitt Corporation Contact Information
Investor Relations:
Leo Hinkley, Senior Vice President
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements in this release and in our SEC reports. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting Levitt Corporation (the Company) and its operations; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; delays in opening planned new communities and completing developments as currently anticipated; the need to offer additional incentives to buyers to generate sales; the effects of increases in interest rates; cancellation of existing sales contracts and the ability to consummate sales contracts included in the Company’s backlog; the Company’s ability to realize the expected benefits of its expanded platform, technology investments, growth initiatives and strategic objectives; the Company’s ability to timely close on land sales and to deliver homes from backlog, shorten delivery cycles and improve operational and construction efficiency; the realization of our cost savings associated with reductions of workforce and the ability to limit overhead and costs commensurate with sales; the actual costs of disposition of our Tennessee operations may exceed current estimates; shortages and increased costs of construction materials and labor; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The Company cautions that the foregoing factors are not exclusive.